UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.  2  )*


                                  MONROC, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                    COMMON STOCK, PAR VALUE $ 0.01 PER SHARE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   610242-10-9
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  610242-10-9                                      PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              ODYSSEY PARTNERS, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                      (B) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE

--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES                 0
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
                   6      SHARED VOTING POWER
    EACH                  0
  REPORTING
   PERSON          -------------------------------------------------------------
    WITH
                   7      SOLE DISPOSITIVE POWER
                          0

                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          0

--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          --

--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (A) - NAME OF ISSUER.

      Monroc, Inc.


ITEM 1 (B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      1730 Beck Street
      Salt Lake City, UT  84116


ITEM 2 (A) - NAME OF PERSON FILING.

      Odyssey Partners, L.P.


ITEM 2 (B) - ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

      Principal Business Office:

      31 West 52nd Street
      New York, NY  10019


ITEM 2 (C) - CITIZENSHIP.

      A Delaware Limited Partnership


ITEM 2 (D) - TITLE OF CLASS OF SECURITIES.

      Common Stock, Par Value $ 0.01 Per Share


ITEM 2 (E) - CUSIP NO.

      610242-10-9


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D - 1(B) OR 13D - 2(B), CHECK WHETHER THE PERSON FILING IS A:

      Not Applicable


ITEM 4 - OWNERSHIP.

       (A) - Amount Beneficially Owned:

            -0-

       (B) - Percent Of Class:

            -0-

       (C) - Nnumber of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:
                  -0-

            (ii)  Shared power to vote or to direct the vote:
                  -0-

            (iii) Sole power to dispose or to direct the disposition of
                  -0-

            (iv)  Shared power to dispose or to direct the disposition of:
                  -0-


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      The reporting person ceased to be the beneficial owner of five percent of the class of securities on June 24, 1997.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP.

      Not applicable


ITEM 10 - CERTIFICATION.

      Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED: JUNE 25, 1997



ODYSSEY PARTNERS, L.P.

By:  /S/ Jack Nash
    --------------------------
     Jack Nash
     A General Partner